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                                                                       EXHIBIT 8


                       Squire, Sanders & Dempsey L.L.P.
                                4900 Key Tower
                              127 Public Square
                         Cleveland, Ohio  44114-1304


                                July 16, 1997



Continental Global Group, Inc.
438 Industrial Drive
Winfield, Alabama  35594

Continental Conveyor & Equipment Company
c/o Continental Global Group, Inc.
438 Industrial Drive
Winfield, Alabama  35594

Goodman Conveyor Company
c/o Continental Global Group, Inc.
438 Industrial Drive
Winfield, Alabama  35594

Gentlemen:

        Reference is made to the Registration Statement on Form S-4 filed on May 22, 1997, as amended by Amendment No. 1 to Form S-4 filed on July 16, 1997 (as amended, the "Registration Statement"), by Continental Global Group, Inc. (the "Company"), Continental Conveyor & Equipment Company ("Continental") and Goodman Conveyor Company ("Goodman") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Company's offer to exchange (the "Exchange Offer") up to $120,000,000 aggregate principal amount of the Company's 11% Series B Senior Notes due 2007 ("Series B Notes") for an equal principal amount of its outstanding 11% Series A Senior Notes due 2007 ("Series A Notes") and the guarantee by Continental and Goodman of the Series B Notes (which guarantee is substantially the same as the guarantee by Continental and Goodman of the Series A Notes). The Series A Notes were issued, and the Series B Notes are issuable, pursuant to an Indenture, dated as of April 1, 1997, among the Company, Continental, Goodman and Norwest Bank Minnesota, National Association, as Trustee (the "Indenture"). We have examined the Indenture, the Series A Notes, the form of the Series B Notes and such other documents and matters of law as we have deemed necessary for purposes of this opinion.
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Continental Global Group, Inc.
Continental Conveyor & Equipment Company
Goodman Conveyor Company
July 16, 1997
Page 2


        Based upon the foregoing, we are of the opinion that:

        1. The discussion set forth in the Registration Statement under the caption "Certain Federal Income Tax Considerations" describes the material federal income tax consequences expected to result to the holders whose Series A Notes are exchanged for Series B Notes in the Exchange Offer.

        2. Under existing law, the exchange of the Series A Notes for the Series B Notes pursuant to the Exchange Offer will not be a taxable event to either the Company or the holders of the Series A Notes for federal income tax purposes. A holder's holding period for Series B Notes will include the holding period for Series A Notes.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement (and the prospectus contained therein) under the captions "Certain Federal Income Tax Considerations" and "Legal Matters."


                                        Respectfully submitted,